Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into as of the 5th day of May 2008 by and between:

(i)	MICHAEL H. BRAUN, an individual of Pembroke Pines, Florida (the “Employee”) and

(ii)	21ST CENTURY HOLDING COMPANY, a Florida corporation with offices and place of business in Lauderdale Lakes, Florida (the “Company”).

P R E L I M I N A R Y   S T A T E M E N T

WHEREAS, the Company is engaged in the insurance business and desires to employ Employee and to secure for the Company the benefit of Employee’s experience, efforts and abilities in connection with the business of the Company, all as provided herein; and

WHEREAS, the Company has and will continue to expend substantial resources in connection with the aforementioned endeavors; and

WHEREAS, the Company desires to engage Employee as Chief Executive Officer of the Company to perform executive management functions and other services in connection with the business of the Company, and

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.           Employment.  Effective as of July 1, 2008, the Company employs Employee, and Employee hereby accepts employment by Company, and agrees to serve the Company, upon the terms and conditions set forth in this Agreement.

2.           Term of Employment.  The Employee shall be employed for a period of four (4) year(s) from the date set forth in Paragraph 1 herein (the period of employment may be referred to as the “Term of Employment”).

3.           Duties of Employee.  So long as employed hereunder, Employee agrees to devote Employee’s full business time and energy to the business and affairs of the Company, to perform Employee’s duties hereunder effectively, diligently and to the best of Employee’s ability and to use Employee’s best efforts, skill and abilities to promote the Company’s interests.  Employee’s duties shall include, but are not limited to, executive management functions for the Company in any positions to which he is appointed by the Company's Board of Directors, as well as providing any other services as may be determined by the Company from time to time in the Company’s reasonable discretion.

4.           Compensation.  For all services to be rendered by Employee to the Company during the Term of Employment, the Company agrees to compensate Employee and Employee agrees to accept from Employer, the following compensation:

(a)           Base Salary.  The Company agrees to pay Employee an annual salary of TWO HUNDRED AND FOURTEEN THOUSAND DOLLARS ($214,000.00) per year payable biweekly, in the following amount:

Eighty-Two Hundred Thirty Dollars and 77/100 ($8,230.77) biweekly

(b)           Upon the effective date of Employment, Employee shall receive 40,000 stock options to purchase the Company’s common stock pursuant to the 2002 Stock Option Plan of 21st Century Holding Company, with the grant price set at 2% over the fair market value on July 1, 2008, vesting 20% per year and expiring six (6) years from the grant date.  Additionally, upon completion of a six (6) month period employed as the Company’s Chief Executive Officer and so long as the Employee is still employed by the Company in the same position, Employee shall receive 40,000 stock options to purchase the Company’s common stock pursuant to the 2002 Stock Option Plan of 21st Century Holding Company, with the grant price set at 2% over the fair market value on January 2, 2009, vesting 20% per year and expiring six (6) years from the grant date.

(c)           Medical Insurance.  So long as Employee is employed by the Company, the Company agrees to provide medical insurance coverage for the Employee (plus family) commensurate with the coverage provided by the Company for other similarly situated employees.  Employee, at his option, may elect not to accept Company medical insurance coverage.

(d)           Automobile Allowance.  Throughout the Term of this Agreement, the Company will pay Executive an automobile allowance in the amount of $500.00 per month.  Such automobile allowance shall be for no more than one automobile and shall include all expenses related thereto, including, without limitation, lease expenses, maintenance and insurance.

(e)           Vacation/Personal Time.  Employee shall be entitled to reasonable vacations and/or personal time off during each year of the Term, the time and duration thereof to be determined by mutual agreement between Employee and the Company.

5.           Termination.  Employee’s employment with the Company may be terminated by the Company if any of the following shall occur:

(a)           Employee shall be discharged for “good cause” which shall mean that:

(i)	There has been continued neglect on the part of the Employee in the performance of Employee’s duties under this Agreement with notice and an opportunity to cure: or

(ii)	Employee shall have committed a material breach of any term or condition of this Agreement; or

(iii)	Employee continued to neglect Employee Handbook Policies and Procedure; or

(iv)	Employee is convicted of a felony or of any crime involving moral turpitude which is committed by Employee during the term of this Agreement.

Prior to terminating the Employee for “good cause” under subparts 5(a) (i) – (iii) above, the Company shall provide the Employee with at least ten (10) days written notice of the breach and an opportunity to cure the breach.  If the Employee does not cure the breach to the satisfaction of the Board, in its sole and absolute discretion, during this period, the Company may terminate the Employee for "good cause."  If the Employee is terminated under subparts 5(a)(iv), his termination will be immediate upon the date of the conviction and no written notice is required by the Company.  If Employee’s employment with the Company shall be terminated as provided in this Section 5(a), the Employee shall be entitled to Employee’s base weekly salary (as provided in Section 4(a) above) prorated only through the date of the termination of employment.

(b) Termination by the Company Without Cause.  If during the Term of this Agreement the Employee’s employment is terminated by the Company without cause, the Company will make a lump sum payment to the Employee in an amount equal one (1) year’s base salary or the base salary through the balance of the Term remaining on this Agreement, whichever is a lesser amount.  Additionally, the Company will accelerate all unvested stock options held by the Employee at the time of termination.

(c) Death.  In the event of the Employee's death, this Agreement shall automatically terminate as of the date of such death without notice to either party.

(d) Disability.  In the event that the Employee shall be unable to perform his duties hereunder by virtue of illness or physical or mental disability (from any cause or causes whatsoever) in substantially the manner and to the extent required of him hereunder prior to the commencement of such disability and the Employee shall fail to perform such duties for a period of  thirty (30) or more days, whether or not continuous, in any continuous one hundred and twenty (120) day period, then the Company shall have the right to terminate this Agreement and the Employee's employment with the Company as of the end of any calendar month during the continuance of such disability upon at least fifteen (15) days' prior written notice to the Employee.

(e)         Change of Control.
(i) For the purposes of this Agreement, a “Change of Control” shall be deemed to have taken place if: (1) any person, including a “group” as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended, becomes the owner or beneficial owner of Company securities, after the date of this Agreement, having 51% or more of the combined voting power of the then outstanding securities of the Company that may be cast for the election of directors of the Company (other than as a result of an issuance of securities initiated by the Company, or open market purchases approved by the Board, as long as the majority of the Board approving the purchases is the majority at the time the purchases are made), or (2) the persons who were directors of the Company before such transactions shall cease to constitute a majority of the Board, or any successor to the Company, as the direct or indirect result of or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.

(ii) The Company and Employee hereby agree that, if Employee is employed with the Company on the date on which a Change of Control occurs (the “Change of Control Date”), and if during the remaining term hereof after the Change of Control Date Employee’s employment is terminated by the Company (or subsidiary), the Company will make a lump sum payment to the Employee in an amount equal one (1) year’s base salary or the base salary through the balance of the Term remaining on this Agreement, whichever is a lesser amount.  Additionally, the Company will accelerate all unvested stock options held by the Employee at the time of termination.

6.           Resignation.   If the Employee voluntarily resigns his employment with the Company with less than 2 weeks advanced notice, the Employee’s compensation shall be reduced one day for each day the advanced notice is less than two weeks.  Also, the Employee agrees to reimburse the Company, if necessary to comply with this provision.

7.           Non-Solicitation of Company Employees Agreement.  Employee acknowledge and agrees that his covenants and obligations contained in his Non-Compete Agreement with the Company dated December 19, 2005 (the "Non-Compete Agreement") are in full force and effect and will continue to apply.  Employee agrees that for the period that Employee is employed by the Company and for a period of two (2) years if Employee resigns or is terminated from the Company, Employee will not, for any reason, solicit or hire, whether for himself or on behalf of another company, any of the Company’s current employees.  Employees of the Company will be considered “current” for the period of their employment with the Company and for a period of six (6) months after their resignation or termination from the Company.

8.           Confidentiality Agreement.  The Employee recognizes, acknowledges and agrees that the documents, lists, files, records, data and other information developed and acquired by the Company, including all information developed and acquired by the Employee in the course of Employee’s employment with the Company as it may exist from time to time, are considered confidential, and include, but are not limited to, all information relating to the Company’s projects, proposed projects or applications (the “Confidential Information”).

(a)           Prohibited Acts.  The Employee understands and agrees that all such Confidential Information is to be preserved and protected, is not to be disclosed or made available, directly or indirectly, to third persons for purposes unrelated to the objectives of the Company, without prior authorization of an executive officer of the Company, and is not to be used, directly or indirectly, for any purpose unrelated to the objectives of the Company without prior written authorization of an executive officer of the Company.

(b)           Continuing Obligations.  The Employee understands and agrees that Employee’s obligations under this Agreement, specifically including the obligations to preserve and protect and not to disclose (or make available to third persons) or use for purposes unrelated to the objectives of the Company, without prior written authorization of an executive officer of the Company, Confidential Information, continue indefinitely and do not, under any circumstances or for any reason (specifically including wrongful discharge), cease upon termination of employment; and that, in the event of termination of the Employee’s employment for any reason (specifically including wrongful discharge), such Confidential Information shall remain the sole property of the Company and shall be left in its entirety in the undisputed possession and control of the Company after such termination.

9.           Enforcement of Covenants.  In addition to all other remedies available at law or in equity, the covenants contained in Sections 7 and 8 hereof shall be enforceable by decree of specific performance and/or injunctive relief and shall be construed as separate covenants covering competition in the geographical territory set forth, and if any court shall finally determine that the restraints provided for therein are too broad as to the area, activity or time covered, then the area, activity or time covered, as the case may be, may be reduced by such court to whatever extent the court deems reasonable and such covenants shall be enforced as to such reduced area, activity or time.

10.           Notices.  All notices, demands and other communications which may or are required to be given to or made by either party to the other in connection with this Agreement shall be in writing, shall be given by hand delivery or by United States Certified or Registered mail, return receipt requested, postage prepaid, and shall be deemed to have been given or made when received by the addressee, addressed to the respective parties as follows:

If to Employee:                                           MICHAEL H. BRAUN
19331 NW 3 Street
Pembroke Pines, FL 33029

If to Company:                                           21ST CENTURY HOLDING COMPANY
3661 West Oakland Park Blvd., Suite 300
Lauderdale Lakes, Florida 33311
Attn: Corporate Secretary

11.           Miscellaneous:

(a)           This Agreement has been executed in and shall be governed and construed in accordance with the laws of the State of Florida.

(b)           Unless otherwise provided herein, all rights, powers, and privileges conferred hereunder upon the parties shall be cumulative and not restrictive of those given by law.

(c)           No failure of any party hereto to exercise any power given such party hereunder or to insist upon strict compliance by the other party with its obligations hereunder, and no customary practice of the parties at variance with the terms hereof, shall constitute a waiver of a party’s right to demand exact compliance with the terms hereof.

(d)           Time is of the essence in complying with the terms, conditions and provisions of this Agreement.

(e)           This Agreement and the Non-Compete Agreement contains the entire agreement of the parties hereto pertaining to the subject matter hereof, and no representation, inducements, promises or agreements between the parties not contained herein shall be of any force or effect.

(f)           This Agreement is binding upon and shall inure to the benefit of the Company, its successors and assigns and the Employee and his respective heirs, personal representatives, successors and assigns.

(g)           Any amendment to this Agreement shall not be binding upon the parties to this Agreement unless such amendment is in writing and due executed by all the parties hereto.

(h)           In the event any litigation or controversy arises out of or in connection with this Agreement between the parties hereto, the prevailing party in such litigation or controversy shall be entitled to recover from the other party or parties all reasonable attorney’s fees, expenses and suit costs, including those associated with any appellate or post-judgment collection proceeding.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day, month and year first above written.

/s/  Michael H. Braun
MICHAEL H. BRAUN
(the “Employee”)

21ST CENTURY HOLDING COMPANY
a Florida corporation

By:  /s/  Stephen C. Young
Name: STEPHEN C. YOUNG
Title:     President